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                                                                     EXHIBIT 4.8
                                                                     -----------

                            FIRST AMENDMENT TO THE
                              UNICOM CORPORATION
                             AMENDED AND RESTATED
                           LONG-TERM INCENTIVE PLAN

     The Unicom Corporation Long-Term Incentive Plan, as effective September 1, 1994 and as subsequently amended, is hereby further amended, as follows:

                                       I

     A new defined term is added to Article II to read as follows:

     "Merger Effective Date" shall mean the effective date of the merger of Unicom Corporation and PECO Energy.


                                      II

     Article III is amended by adding to the end thereof a sentence to read as follows:

     "Notwithstanding the preceding, no employee shall become a participant on or after the Merger Effective Date."


                                      III

     The first sentence of Section 5.2 is amended to read as follows:

     "The Committee shall have full authority to grant, pursuant to the terms of the Plan, to employees: (i) stock options, (ii) stock appreciation rights,
     (iii) stock awards, (iv) performance shares, (v) performance units, and
     (vi) other stock-based awards; provided, however, that no awards shall be made under the Plan on or after the Merger Effective Date; and further provided, that awards granted annual incentive awards or long-term performance unit awards granted prior to the Merger Effective Date which remain unpaid as of such date, shall be paid in such form and such manner as the Committee, in its sole discretion, shall determine."


                                      IV

     In all other respects, the Plan shall remain in full force and effect.